Exhibit 99.2

UDR, INC.
ANNOUNCES REDEMPTION OF
4.00% CONVERTIBLE SENIOR NOTES DUE 2035

Denver, CO. (March 2, 2011) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced that it is calling for redemption all of its outstanding 4.00% Convertible Senior Notes Due 2035 (CUSIP Numbers 910197 AJ 1 and 910197 AK 8). Approximately $157 million aggregate principal amount of the Notes remain outstanding as of March 2, 2011. The redemption date for the Notes will be April 4, 2011, and the redemption price will be 100% of the principal amount of the outstanding Notes, plus accrued and unpaid interest on the Notes to, but not including, the date of redemption. Interest on the Notes redeemed will cease to accrue on and after the redemption date.

Subject to and in accordance with the terms and conditions set forth in the Indenture governing the Notes dated as of December 19, 2005, holders of Notes have the right to convert their Notes at any time until 5:00 p.m., New York City time, on March 31, 2011, at a conversion rate of 38.7123 shares of our common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $25.83 per share). On March 1, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $23.68 per share.

A Notice of Redemption is being mailed to all registered holders of Notes. Notes are to be surrendered to U.S. Bank National Association, as the Trustee, Paying Agent and Conversion Agent, in exchange for payment of the redemption price, plus accrued and unpaid interest to, but not including, the date of redemption. Questions relating to, and requests for copies of, the Notice of Redemption should be directed to U.S. Bank National Association by calling Amanda C. Nichols at (804) 771-7932. The address of U.S. Bank National Association Corporate Trust Services is James Center II, 1021 E. Cary Street, Suite 1850, Richmond, Virginia 23219.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2010, UDR owned or had an ownership position in 59,614 apartment homes including 1,170 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.
David Messenger, UDR, Inc.
dmessenger@udr.com
720-283-6139